VERSIGENT PLC
2026 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD - PERFORMANCE-BASED RSUS
Subject to the terms and conditions of (1) the Versigent PLC 2026 Long-Term Incentive Plan (the “Plan”), (2) this Notice of Award - Performance-Based RSUs (the “Award Notice”), and (3) the Performance-Based RSU Award Agreement attached hereto (the “Agreement”), the Company has granted to you (the “Participant”) an award of performance-based RSUs (“Performance-Based RSUs”) as reflected below (the “Award”). Each Performance-Based RSU represents the opportunity to receive one (1) share of the Company’s common stock, par value USD $0.01 (a “Share”) upon satisfaction of the terms and conditions as set forth in this Award Notice, and the Agreement, subject to the terms of the Plan. Capitalized terms used herein but not defined in this Award Notice or the Agreement shall have the meaning specified in the Plan. In the event of a conflict among the provisions of the Award Notice, the Agreement, and the Plan, the provisions of the Plan will prevail.

Participant	#ParticipantName#
Grant Date	#GrantDate#
Number of Performance-Based RSUs	#QuantityGranted#

Vesting Schedule
Performance Period	[ó] to [ó]
Vesting Date	[ó]
On the Vesting Date, subject to the terms of the Agreement, 0% to 240% of the Performance-Based RSUs will vest (any vested Performance-Based RSUs, the “Earned Performance-Based RSUs”) based on the performance of certain metrics during the Performance Period in accordance with the provisions set forth in Exhibit A. Earned Performance-Based RSUs will be settled in the form of Shares at the time provided for in the Agreement.

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VERSIGENT PLC
2026 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RSU AWARD AGREEMENT
The Performance-Based RSUs with respect to Shares of Versigent PLC (the “Company”) granted to the Participant on the Grant Date are subject to (1) the Notice of Award - Performance-Based RSUs attached hereto (the “Award Notice”), and (2) this Performance-Based RSU Award Agreement (the “Agreement”), along with all of the terms and conditions of the Versigent PLC 2026 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used herein but not defined in the Award Notice or this Agreement shall have the meaning specified in the Plan. In the event of a conflict among the provisions of the Award Notice, this Agreement, or the Plan, the provisions of the Plan will prevail. For purposes of this Agreement, “Employer” means the Company or any Affiliate that employs the Participant on the applicable date.
Section 1.    Grant of Award. The Company has granted this Award to the Participant on the Grant Date and subject to the vesting provisions and other terms and conditions as set forth in the Award Notice and in this Agreement.
Section 2.    Vesting. Subject to Sections 3 and 4 of this Agreement, the Performance-Based RSUs shall vest on the Vesting Date, and the number of Earned Performance-Based RSUs shall be determined based on the performance of certain metrics during the Performance Period (as determined by the Committee) in accordance with the provisions of Exhibit A.
Section 3.    Termination of Service.
(a)Termination Without Cause; Resignation for Good Reason; Retirement. If the Participant experiences a Termination of Service after the first anniversary of the Grant Date and prior to the Vesting Date due to (i) termination by the Employer without Cause, (ii) resignation for Good Reason, or (iii) voluntary termination following the attainment of age 55 with at least 10 years of service with the Company and its Affiliates or its predecessors, the Participant shall continue to be eligible to vest in the number of Earned Performance-Based RSUs equal to (A) the number of Earned Performance-Based RSUs determined in accordance with the vesting provisions set forth in the Award Notice, multiplied by (B) a fraction, the numerator of which shall be the number of full months between the Grant Date and the termination date and the denominator of which shall be the number of full months between the Grant Date and the Vesting Date; provided, however, that the Earned Performance-Based RSUs that vest as described in this sentence shall be settled at the time provided for in Section 5(a).
(b)Death; Disability. If the Participant experiences a Termination of Service prior to the Vesting Date due to death or Disability, the Participant shall continue to be eligible to vest in the number of Earned Performance-Based RSUs equal to the number of Earned Performance-Based RSUs determined in accordance with the vesting provisions set forth in the Award Notice; provided, however, that the Earned Performance-Based RSUs that vest as described in this sentence shall be settled at the time provided for in Section 5(a); and provided, further, that, in
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the event of the Participant’s Termination of Service due to the Participant’s death, subject to Section 18 of the Plan, the Company may elect to vest this Award effective on the date of the Participant’s death, in which case (i) the date of the Participant’s death shall be deemed to be the Vesting Date and the final day of the Performance Period, (ii) the number of Earned Performance-Based RSUs shall be determined based on the attainment of the applicable performance metrics for such Performance Period, measured at the time of the Participant’s death (as determined by the Committee in its discretion), and (iii) the Earned Performance-Based RSUs shall be settled in Shares delivered to the Participant’s estate or legal representative as soon as practicable following the date of the Participant’s death but in no event later than March 15 of the year following the year of the Participant’s death.
(c)Any Other Termination of Service. In the event of the Participant’s Termination of Service in any circumstances other than those described in Section 3(a) or 3(b) above or Section 4(c) below, the Participant immediately shall forfeit the Performance-Based RSUs in full without any payment to the Participant.
Section 1.Section 4.    Change in Control.
(a)Conditional Vesting. Upon a Change in Control prior to the Vesting Date, except to the extent that this Award (for purposes of this Section 4, the “Replaced Award”) is continued, assumed or replaced in the form of an award meeting the requirements of Section 4(b) (a “Replacement Award”), the Participant shall become vested in the number of Earned Performance-Based RSUs equal to the greater of (i) the number of Earned Performance-Based RSUs that would vest if the effective date of the Change in Control were deemed to be the Vesting Date and the final day of the Performance Period, or (ii) 100% of the Performance-Based RSUs granted, and such Earned Performance-Based RSUs shall be delivered to the Participant on the effective date of such Change in Control. For purposes of clause (i), the determination of performance shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(b)Replacement Awards. An Award shall meet the conditions of this Section 4(b) (and thereby qualify as a Replacement Award) if the following conditions are met:
(i)The Award has a value at least equal to the value of the Replaced Award;
(ii)The Award relates to publicly-traded equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and
(iii)The other terms and conditions of the Award are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 4(c)).
Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied.
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The determination of whether the conditions of this Section 4(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)Qualifying Termination following a Change in Control. Notwithstanding anything in Section 3 to the contrary, if the Participant experiences Termination of Service due to death, Disability, termination by the Employer without Cause, or resignation for Good Reason (each such circumstance being a “Qualifying Termination”) (for purposes of which the Company will include a successor of the Company following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control), in connection with or during a period of two (2) years after the Change in Control, any Replacement Award that continues, assumes or replaces this Award, to the extent not vested as of such Termination of Service, shall vest to the extent provided in this Section 4(c), and the Shares underlying the vested Award shall be delivered to the Participant (or the Participant’s beneficiary) as soon as practicable and within thirty (30) days following the date of such Qualifying Termination. Such Replacement Award shall vest based on the greater of (i) the level of performance achievement measured as of the effective date of the Change in Control (as though such date was the final day of the Performance Period) or (ii) the level of performance achievement that would result in the vesting of 100% of the Replacement Award; provided, however, that the number of Shares delivered to the Participant shall be reduced by the number of Shares attributable to the Replacement Award, if any, that were previously delivered to the Participant. For purposes of clause (c)(i), the determination of performance shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
Section 5.    Settlement of Performance-Based RSUs.
(a)    Delivery of Shares. Except as otherwise provided in Section 3 or Section 4 of this Agreement, any Earned Performance-Based RSUs shall be settled in the form of Shares delivered to the Participant as soon as practicable following the date the applicable performance results are certified and approved by the Committee in accordance with Exhibit A, but in no event later than March 15, 2028. In all events, Performance-Based RSUs will be settled within the “short-term deferral” period for purposes of Section 409A of the Code.
(b)    Alternative Form of Settlement. Pursuant to Section 7(e) of the Plan and notwithstanding any provision in this Agreement to the contrary, the Company may, in its sole discretion, settle any Earned Performance-Based RSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different), (3) would result in adverse tax consequences for the Participant, the Company or the Employer, or (4) is administratively burdensome; or (ii) Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Termination of Service (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions on the Participant’s behalf to any third party broker/administrator).
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Section 6.    Dividend Equivalents. If a dividend is paid on Shares underlying Performance-Based RSUs with respect to the period commencing on the Grant Date and ending on the date on which the Shares in settlement of Earned Performance-Based RSUs are delivered to the Participant, the Participant shall receive an amount equal to the amount of the dividend that the Participant would have received had the Shares attributable to the Performance-Based RSUs been delivered to the Participant as of the time at which such dividend is paid (a “Dividend Equivalent”), which amount shall be calculated and paid either in the form of (a) in additional Performance-Based RSUs as of the time at which such dividend is paid, or (b) cash. No such amount shall be payable with respect to any portion of this Award that is forfeited pursuant to Section 3 of this Agreement. To the extent Dividend Equivalents are paid in the form of additional Performance-Based RSUs, such additional units shall be subject to the same earning, vesting, and forfeiture conditions as the Performance-Based RSUs to which it relates, and will be paid to the Participant in the form of additional Shares on the date on which the Shares attributable to the corresponding Performance-Based RSUs are delivered to the Participant; provided that the Committee retains the discretion to pay such amount in cash rather than Shares in the event that an insufficient number of Shares are authorized and available for issuance under the Plan. Any Shares attributable to Performance-Based RSUs that the Participant is eligible to receive pursuant to this Section 6 are referred to herein as “Dividend Shares.”
Section 7.    Withholding of Tax-Related Items.
(i)Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for the all income tax, social insurance, payroll tax, fringe benefits tax, payment on account other tax-related items related to the Participant’s participation in the Plan (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Shares attributable to Earned Performance-Based RSUs or Dividend Shares acquired pursuant to such and the receipt of any dividends or dividend equivalents, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate the Participant’s responsibility for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii)Tax Withholding. In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company, the Employer or an agent of the Company or the Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
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(i)The Company may withhold a portion of the Shares otherwise issuable in settlement of this Award (or, in the case of Awards settled in cash, a portion of the cash proceeds) that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (as determined by the Company in good faith and in its sole discretion) with respect to this Award. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the vesting of this Award and the issuance of Shares or cash thereunder.
(ii)The Company or the Employer may withhold a portion of the sales proceeds from the sale of Shares acquired pursuant to this Award either through a voluntary sale or through a mandatory sale arranged by the Company or the Employer (on the Participant’s behalf pursuant to this authorization without further consent).
(iii)The Company or the Employer may withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary or other amounts payable to the Participant.
(iv)The Company or Employer may require the Participant to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to this Award.
(v)The Company or the Employer may satisfy the Tax-Related Items by such other methods or combinations of methods as the Company or the Employer may make available from time to time.
Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable withholding rates (as determined by the Company in good faith and its sole discretion), including maximum applicable tax rates. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of this Award, for tax purposes, the Participant is deemed to have been issued the full number of Shares notwithstanding that a number of Shares are held back for the purpose of paying Tax-Related Items. In the event the withholding requirements are not satisfied, no Shares or cash will be issued to the Participant (or the Participant’s estate) in settlement of this Award unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Participant with respect to the payment of any such Tax-Related Items. By accepting the grant of this Award, the Participant expressly consents to the methods of withholding of Tax-Related Items as provided hereunder. All other Tax-Related Items related to this Award and any Shares or cash delivered in settlement thereof are the Participant’s sole responsibility.
(iii)Tax Withholding for Section 16 Officers. If the Participant is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, the Company will withhold Shares upon the settlement of Earned Performance-Based RSUs to cover any withholding obligations for Tax-Related Items unless the Committee determines that the use of such withholding method is prohibited or problematic under applicable laws or otherwise may trigger adverse consequences to the Company or the Employer, in which case the obligation to
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withhold Tax-Related Items shall be satisfied by the Participant submitting a payment to the Company equal to the amount of the Tax-Related Items required to be withheld.
Section 8.    Additional Terms and Conditions.
(a)Issuance of Shares. Upon delivery of Shares in settlement of Earned Performance-Based RSUs and, if applicable, any Dividend Shares, such Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that such Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates. Any such fractional Shares shall be rounded up to the nearest whole Share.
(b)Voting Rights. The Participant shall not have voting rights with respect to the Shares underlying the Performance-Based RSUs, the Earned Performance-Based RSUs or, if applicable, any Dividend Shares unless and until such Shares are delivered to the Participant.
Section 9.    Data Privacy. The Company, with its registered address located at 5825 Innovation Dr., Troy, MI 48098, grants Performance-Based RSUs under the Plan to employees of the Company and its subsidiaries and Affiliates in its sole discretion. In conjunction with the Company’s grant of the Performance-Based RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Performance-Based RSUs, the Participant expressly and explicitly consents to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. In granting the Performance-Based RSUs under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.
(b)Stock Plan Administration Service Provider. The Company transfers the Participant’s personal data to Fidelity Stock Plan Services, LLC, an independent service provider based in the United States of America, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
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(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Participant’s personal data to the United States of America is the Participant’s consent.
(d)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.
(e)Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Employer’s local human resources department, or contact the Company’s Privacy Office (privacy@versigent.com) for further information on how the Company processes the Participant’s data.
Section 10.    Miscellaneous Provisions.
(a)Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by email, with confirmation of receipt, as follows:
if to the Company, to:
    Versigent PLC
    5825 Innovation Dr.
    Troy, MI 48098
    Attention: [ó]
    Email: [ó]

    if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern
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Standard Time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.
(b)Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
(c)Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(d)Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.
(e)Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(f)Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(g)Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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(h)Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is established voluntarily by the Company, is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of this Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the award, the number of Performance-Based RSUs subject to the award, and the vesting provisions applicable to the award.
(i)Extraordinary Item of Compensation. The Participant’s participation in the Plan is voluntary. The value of this Award under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). As such, this Award under the Plan is not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension, or retirement benefits or similar payments. The grant of this Award does not create a right to employment and shall not be interpreted as forming an employment or service contract with the Company or the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship.
(j)Compliance with Law. As a condition to the Company’s grant of this Award, the Participant agrees to repatriate all payments attributable to the Shares and cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal, regulatory and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
(k)Electronic Delivery. The Company may, in its sole discretion, elect to deliver any documents related to this Award granted to the Participant by electronic means. By accepting this Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(l)EU Age Discrimination Rules. If the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the Award and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part,
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under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
(m)Insider Trading and Market Abuse Laws. Depending on the Participant’s country of residence (or country of employment, if different) or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire, sell or otherwise dispose of the Shares during such times as the Participant is considered to have “inside information” regarding the Company or its business (as defined by the laws of the Participant’s country of residence or employment, as applicable). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties (including other employees of the Company and its Affiliates) or causing them otherwise to buy or sell securities. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and that the Participant should consult with the Participant’s personal advisor on this matter.
(n)English Language. If the Participant is in a country where English is not an official language, the Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement or has had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant further acknowledges and agrees that by accepting this Award, it is the Participant’s express intent that this Agreement, the Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If the Participant has received this Agreement, the Award Notice, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law
(o)Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.
(p)Addendum. Notwithstanding any provisions of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for the Participant’s country of residence (or country of employment, if different), as are set forth in the applicable addendum to this Agreement (“Addendum”). Further, if the Participant transfers residence and/or employment to another country reflected in an Addendum to this Agreement, the special terms and conditions for such country shall apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of
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this Award and the Plan (or the Company may establish alternative terms or conditions as may be necessary or advisable to accommodate the Participant’s transfer). Any applicable Addendum shall constitute part of this Agreement.
(q)Additional Requirements. The Company reserves the right to impose other requirements on this Award, any Shares acquired pursuant to this Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of this Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(r)Risk Statement. The Participant acknowledges and accepts that the future value of the Shares is unknown and cannot be predicted with certainty and that the value of this Award at the time when Shares are issued in settlement of Earned Performance-Based RSUs may be less than the value of the Award on the Grant Date. The Participant understands that if the Participant is in any doubt as to whether the Participant should accept this Award, the Participant should obtain independent advice.
(s)No Advice Regarding Grant. No employee of the Company or the Employer is permitted to advise the Participant regarding the Participant’s participation in the Plan or the acquisition or sale of the Shares underlying this Award. The Participant is hereby advised to consult with the Participant’s personal tax, legal and financial advisors prior to taking any action related to the Plan.
(t)Private Placement. If the Participant resides or is employed outside of the United States, the grant of this Award is not intended to be a public offering of securities in the Participant’s country of residence (or country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) at the time of grant, and the grant of this Award is not subject to the supervision of the local securities authorities.
(u)Governing Law and Venue. This Agreement shall be governed by the laws of the State of Michigan, without application of the conflicts of law principles thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Award, this Agreement and/or the Plan shall be exclusively in the courts in the U.S. State of Michigan, County of Oakland, including the U.S. federal courts located therein (should U.S. federal jurisdiction exist).
(v)No Right to Continued Service. The granting of this Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of such Participant (as may otherwise be permitted under local law).
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(w)Clawback and Recoupment. The Participant acknowledges and agrees that the terms and conditions set forth in Versigent PLC Compensation Recoupment Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to this Award of Performance-Based RSUs, Shares received upon the settlement of the Performance-Based RSUs, and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Participant by the Company. Notwithstanding any provisions in this Agreement to the contrary, any Award of Performance-Based RSUs granted under the Plan, Shares received upon the settlement of Performance-Based RSUs granted under the Plan, and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (i) any Company clawback or recoupment policy, including the Clawback Policy and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting the Award of Performance-Based RSUs under the Plan and pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the Performance-Based RSUs and Shares received upon the settlement of the Performance-Based RSUs, any gains or earnings related to the Performance-Based RSUs or Shares received upon the settlement of the Performance-Based RSUs, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(x)Suspension or Termination of Award for Misconduct. If at any time the Company reasonably believes that the Participant has committed an act of misconduct as described in Section 11(h) of the Plan, the Award may be suspended pending a determination of whether an act of misconduct has been committed. If the Company determines that such misconduct has occurred, any unvested Performance-Based RSUs and any Earned Performance-Based RSUs will be cancelled as of the date the Company was notified of such misconduct. Any determination by an Authorized Officer of the Company with respect to the foregoing will be final, conclusive, and binding on all interested parties.
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WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.
Versigent PLC

___________________________________
Sharon Vinci
Chief People Officer

PARTICIPANT

____________________________________

1

VERSIGENT PLC
2026 LONG-TERM INCENTIVE PLAN
ADDENDUM TO
PERFORMANCE-BASED RSU AWARD AGREEMENT
In addition to the terms of the Award Notice, the Agreement, and the Plan, the Award is subject to the following additional (or if so indicated, different) terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Award Notice, the Agreement and the Plan. The information contained in this Addendum is based on the securities, exchange control and other laws in effect in the respective countries as of February 2026. Pursuant to Section 10(p) of the Agreement, if the Participant transfers the Participant’s residence and/or employment to another country reflected in the Addendum at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
EUROPEAN UNION (“EU”), EUROPEAN ECONOMIC AREA (“EEA”) AND UNITED KINGDOM

Data Privacy. If the Participant resides and/or is employed in the EU, EEA or United Kingdom, the following provision replaces Section 9 of the Agreement:
Data Privacy. The Company, with its registered address located at 5825 Innovation Dr., Troy, MI 48098, grants Awards under the Plan to employees of the Company and its subsidiaries and Affiliates in its sole discretion. In conjunction with the Company’s grant of the Award under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices, which the Participant should carefully review.
(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, and uses certain personally-identifiable information about the Participant; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance number or other number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. In granting the Award under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Participant’s personal data pursuant to the Company’s legitimate interest of managing the Plan and generally administering employee equity awards and to satisfy its contractual obligations under the terms of the Agreement. The Participant’s refusal to provide personal data may affect the Participant’s ability to participate in the Plan. As such, by participating in the Plan, the Participant voluntarily acknowledges the collection, processing and use of the Participant’s personal data as described herein.
(b)Stock Plan Administration Service Provider. The Company transfers participant data to Fidelity Stock Plan Services, LLC, an independent service provider based in the United States of America, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner, including the Company’s outside legal counsel and/or the Company’s auditor. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Company can only meet its contractual obligations to the Participant if the Participant’s personal data is transferred to the United States of America. The Company’s legal basis for the transfer of the Participant’s personal data to the United States of America is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.
(d)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from its systems. If the Company keeps the Participant’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subjects Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Employer’s local human resources department, or contact the Company’s Privacy Office (privacy@versigent.com) for further information on how the Company processes the Participant’s data.
BRAZIL
Compliance with Law. By accepting the Award, the Participant agrees to comply with all applicable Brazilian laws including (but not limited to) any requirements that apply upon the vesting and settlement of the Award and upon the sale of the Shares issued upon settlement of the Award. The Participant also agrees to report and pay any and all Tax-Related Items associated with the vesting and settlement of the Award, the receipt of any dividends and/or dividend equivalents (if applicable) and the sale of Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting this Award, the Participant acknowledges and agrees, for all legal purposes, that (a) the Participant is making a personal investment decision, and (b) the value of the Shares underlying the Award is not fixed and may increase or decrease over the vesting period without compensation to Participant.
Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is greater than USD 1 million as of December 31 of each year. If the aggregate value exceeds USD 100 million as of the end of each quarter, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the Plan. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. If the Participant is a resident or domiciled in Brazil, the Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and/or rights is USD 1 million or more but less than USD 100 million, a declaration must be submitted annually. If the aggregate value exceeds USD 100 million, a declaration must be submitted quarterly. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

Tax on Financial Transaction (IOF). Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant's responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with the Participant’s personal tax advisor for additional details.
CHINA
Satisfaction of Regulatory Obligations. If the Participant is a People’s Republic of China (“PRC”) national, the grant of this Award is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange to permit the operation of the Plan and the participation of PRC nationals employed by the Employer, as determined by the Company in its sole discretion.
Sale of Shares. Notwithstanding anything to the contrary in the Plan, upon any termination of employment with the Employer, the Participant shall be required to sell all Shares acquired under the Plan within such time period as may be established by the PRC State Administration of Foreign Exchange, the Company and/or the Employer.
Exchange Control Restrictions. The Participant acknowledges and agrees that the Participant will be required to immediately repatriate to the PRC the proceeds from the sale of any Shares acquired under the Plan, as well as any other cash amounts attributable to the Shares acquired under the Plan (collectively, “Cash Proceeds”). Further, the Participant acknowledges and agrees that the repatriation of the Cash Proceeds must be effected through a special bank account established by the Employer, the Company or one of its Affiliates, and the Participant hereby consents and agrees that the Cash Proceeds may be transferred to such account by the Company on the Participant’s behalf prior to being delivered to the Participant. The Cash Proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the Cash Proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account must be established and maintained in China by the Participant so that the proceeds may be deposited into such account. If the Cash Proceeds are paid to the Participant in local currency, the Participant acknowledges and agrees that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the Cash Proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Shares acquired pursuant to the Award or Dividend Shares are sold and the Cash Proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Employer, the Company and its Affiliates in the future in order to facilitate compliance with exchange control requirements in the PRC.
Cancellation of Award; Mandatory Sale of Shares Following Termination Date. Due to Chinese exchange control restrictions, to the extent that the Award has not been settled and unless otherwise determined by the Company in its sole discretion, the Award shall be cancelled six months following the date of the Participant’s Termination of Service (or such earlier date as may be required by the SAFE). Further, the Participant shall be required to sell all Shares acquired upon settlement of the Award no later than six months following the date of the Participant’s Termination of Service (or such earlier date as may be required by the SAFE), in which case, this Addendum shall give the Company the authority to issue sales instructions on the Participant’s behalf to any third party broker/administrator engaged by the Company to administer the Award and the Plan). If any Shares remain outstanding six months following the date of the Participant’s Termination of Service (or such earlier date as may be required by SAFE), the Participant hereby directs, instructs and authorizes the Company to issue sale instructions on the Participant’s behalf.
The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or a third party broker/administrator) to effectuate the sale of the Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated third party broker/administrator is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur in the market) and that third party broker/administrator’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
Administration. Neither the Company nor any of its Affiliates shall be liable for any costs, fees, lost interest or dividends or other losses the Participant may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
FRANCE
Award Not French-Qualified. The Award is not granted under the French specific regime provided by Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 et seq. of the French Commercial Code, as amended.
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Use of English Language.  By accepting this Award, the Participant acknowledges and agrees that it is the Participant’s wish that the Agreement, including the Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, either directly or indirectly, be drawn up in English.
Langue anglaise. En acceptant cette Attribution, le Participant reconnaît et accepte que le Participant souhaite que le Contrat, y compris l’Addendum, ainsi que tous les autres documents, avis et procédures judiciaires entamés, donnés ou institués en vertu de l’Attribution, directement ou indirectement, soient rédigés en anglais.

Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount (currently EUR 10,000). The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. French residents must report annually any Shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with the Participant’s personal income tax return. Failure to report triggers a significant penalty. The Participant should consult with the Participant’s personal advisor(s)

regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

GERMANY
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Exchange Control Information. Cross-border payments (including related to proceeds realized upon the sale of Shares or from the receipt of any dividends paid on such Shares) and certain other transactions with a value in excess of a certain threshold (currently, EUR 50,000) must be reported monthly to the German Federal Bank (Bundesbank). In addition, the Grantee may be required to report to the Bundesbank the acquisition of Shares at settlement of the Award and/or if the Company withholds or sells Shares to cover Tax-Related Items, in either case if the Shares have a value in excess of the applicable threshold. The report must be made by the 5th day of the month following the month in which the reportable event occurs. The Participant personally must file the report with the Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de). The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds EUR 150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, if the Shares are listed on a recognized U.S. stock exchange and you own less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding EUR 150,000 are acquired. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

HUNGARY
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.
INDIA

Repatriation Requirements. As a condition of the Award, the Participant agrees to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Upon repatriation, the Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposited the foreign currency and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. Neither the Company nor any of its subsidiaries shall be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. The Participant is required to declare the Participant’s foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan held outside India) in the Participant’s annual tax return. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.
IRELAND
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Director Notification Obligations. If the Participant is a director, shadow director or secretary of an Irish subsidiary whose interest in the Company represents more than 1% of the Company’s voting share capital, the Participant is required to notify such Irish subsidiary in writing within a certain time period. upon the acquisition of an Award or any Shares issued pursuant to an Award. This notification requirement also applies with respect to the interests in the Company of the Participant's spouse or children under the age of 18 (whose interests will be attributed to the Participant in the Participant's capacity as a director, shadow director or secretary of the Irish subsidiary).

ITALY
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Plan Document Acknowledgement. By accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following Sections of the Agreement: (a) Section 1 (Grant of the Award); (b) Section 2 (Vesting); (b) Section 3 (Termination of Service); (c) Section 5 (Settlement of Awards); and (d) the terms and conditions of this Addendum.
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset Tax. The value of any Shares (and other financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual return. The Participant should consult the Participant’s personal tax advisor for additional information on the foreign asset tax.
MALAYSIA
Award Settlement in Cash Only. Notwithstanding any discretion in the Plan and any provisions in the Agreement to the contrary, the grant of the Award does not provide any right for the Participant to acquire Shares, and any vested Award (and any related dividend equivalents) shall be settled only in the form of a cash payment made locally by the Employer via local payroll (and shall not be settled in Shares).
Director Notification. If the Participant is a director of an Affiliate in Malaysia, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., Award) in the Company or any related company. This notification must be made within fourteen (14) days of receiving or disposing of any interest in the Company or any of its Affiliates.
MEXICO
Commercial Relationship. The Participant expressly recognizes that the Participant’s participation in the Plan and the Company’s grant of this Award do not constitute an employment relationship between the Participant and the Company. The Participant has been granted this Award as a consequence of the commercial relationship between the Company and the Participant’s Employer, and such entity is the Participant’s sole employer. Based on the foregoing, (a) the Participant expressly recognizes the Plan and the benefits the Participant may derive from the Participant’s participation in the Plan does not establish any rights between the Participant and the Employer, (b) the Plan and the benefits the Participant may derive from the Participant’s participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modification or amendment of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.
Extraordinary Item of Compensation. The Participant expressly recognizes and acknowledges that the Participant’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan and the Agreement, including the Addendum. As such, the Participant acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of this Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. This Award is not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.
Finally, the Participant hereby declares that the Participant does not reserve to the Participant any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its subsidiaries, Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Securities Law Information. The Award granted, and any Shares acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to the Participant because of the Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed to specific individuals made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
MOROCCO
Award Settlement in Cash Only. Notwithstanding any discretion in the Plan and any provisions in the Agreement to the contrary, the grant of the Award does not provide any right for the

Participant to acquire Shares, and any vested Award (and any related dividend equivalents) shall be settled only in the form of a cash payment made locally by the Employer via local payroll (and shall not be settled in Shares).
POLAND
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Exchange Control Information. If the Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, the Participant will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a certain threshold (generally, EUR 15,000) into or out of Poland must be effected through a bank account in Poland. Finally, the Participant is required to store all documents connected with any foreign exchange transactions that the Participant engages in for a period of five years, as measured from the end of the year in which such transaction occurred. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad are obligated to file quarterly reports with the National Bank of Poland incorporating information on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

PORTUGAL
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Use of English Language. The Participant hereby expressly declares that the Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
Uso da Língua Inglesa. Participante, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.
Exchange Control Information. If the Participant is a Portuguese resident and holds Shares after vesting of the Awards, the acquisition of the Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Participant’s behalf. If the Shares is not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal, unless the Participant engages a Portuguese financial intermediary to file the reports on the Participant’s behalf. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
ROMANIA
Vesting Schedule. Notwithstanding Section 2 of the Agreement and the vesting provisions set forth in the Award Notice, the Participant’s Award will have an initial minimum vesting period of at least one year from the Grant Date.
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Use of English Language. By accepting the Award, the Participant acknowledges that the Participant is proficient in reading and understanding English and fully understands the terms of the documents related to the Award (the Agreement, this Addendum and the Plan), which were provided in the English language. The Participant accepts the terms of these documents accordingly.
Utilizarea Limbii Engleze. Prin acceptarea Premiului, Participantul recunoaște că Participantul este competent în citirea și înțelegerea limbii engleze și înțelege pe deplin termenii documentelor legate de Premiu (Acordul, acest Addendum și Planul), care au fost furnizate în limba engleză. Participantul acceptă termenii acestor documente în consecință.
Exchange Control Information. The Participant is not required to seek special authorization from the National Bank of Romania in order to open or maintain a foreign bank account.

However, if the Participant remits foreign currency into Romania (e.g., proceeds from the sale of Shares), the Participant may be required to provide the Romanian bank through which the foreign currency is transferred with appropriate documentation. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
SERBIA
Securities Law Information. The grant of this Award under the Plan is not subject to the regulations concerning public offers and private placements under the Law on Capital Markets.
Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions, Serbian residents may freely acquire Shares under the Plan. However, the National Bank of Serbia generally requires residents to report the acquisition of Shares, the value of the Shares at vesting and, on a quarterly basis, any changes in the value of the underlying Shares.  An exemption from the reporting obligation may apply on the basis that the Shares are acquired for no consideration. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
SWEDEN
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.
Taxes. The following provision supplements Section 7 of the Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Agreement, by accepting the grant of the Award, the Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Securities Law Information. The Award is not intended to be publicly offered in or from Switzerland. Neither this document nor any other materials relating to the Award (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (2) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (3) have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority).
TUNISIA
Award Settlement in Cash Only. Notwithstanding any discretion in the Plan and any provisions in the Agreement to the contrary, the grant of the Award does not provide any right for the Participant to acquire Shares, and any vested Award (and any related dividend equivalents) shall be settled only in the form of a cash payment made locally by the Employer via local payroll (and shall not be settled in Shares).
TÜRKIYE
Securities Law Information. The grant of Awards under the Plan is only available to employees of the Company and its Affiliates, and is intended to be a private offering. Under Turkish law, Participant is not permitted to sell Shares acquired under the Plan in Turkey. Shares are currently traded on the New York Stock Exchange ("NYSE") in the U.S. under the ticker symbol “APTV” and Shares may be sold on this exchange only, which is located outside of Turkey.
Exchange Control Information. Turkish residents are permitted to sell foreign securities (such as the Shares) through intermediary financial institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, a Turkish financial intermediary may be required in connection with the sale of any Shares acquired under the Plan. The Participant acknowledges that the Participant is solely responsible for engaging such Turkish financial intermediary. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.
UNITED KINGDOM
Settlement of Award. Notwithstanding anything in the Agreement to the contrary, the Award shall be settled in Shares only (and shall not be settled in cash).
Exclusion of Award from Severance Costs. The following provision supplements Section 10(i) of the Agreement:

In case of a Termination of Service of the Participant triggering the payment of severance costs under applicable law, the Participant acknowledges and agrees that the Award shall not be taken into account in the calculation of such severance costs.

Taxes. The following provision supplements Section 7 of the Agreement:
Without limitation to Section 7 of the Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer, or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The

Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority). For the purposes of this Agreement, Tax-Related Items include (without limitation) employment income tax and employee National Insurance contributions (“NICs”).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that the Participant will not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant within 90 days after the end of the tax year in which the event giving rise to the Tax-Related Items occurs, as it may be considered to be a loan and, therefore, it may constitute a benefit to the Participant on which additional income tax and NICs may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the amount of any employee NICs due on this additional benefit which may be obtained from the Participant by the Company or the Employer by any of the means referred to in Section 7 of the Agreement.
If the Participant fails to comply with the Participant’s obligations in connection with the income tax as described in this section, the Company may refuse to deliver the Shares subject to the Award.
Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Award, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, the Participant will be deemed to have waived irrevocably any such entitlement.
UNITED STATES
No country-specific provisions.

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EXHIBIT A

[ó] Performance Metrics and Formula Used to Determine
the Number of Earned Performance-Based RSU Shares

Metric 1: Average Return on Invested Capital (“ROIC”)
•Definition: Adjusted Operating Income after taxes divided by average invested capital. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax (expense) benefit, equity income (loss), net of tax, amortization, restructuring and other special items. Invested capital is defined as total shareowner equity, plus net debt. Final performance will be based upon the three-year average of calendar year ROIC for the performance period [ó], through [ó].
•Weight: [ó]% of the performance-based payout formula
•[ó] ROIC Performance Parameters:

	ROIC	Payout %
Minimum	[ó]%	[ó]%
Target	[ó]%	[ó]%
BBP	[ó]%	[ó]%
Maximum	[ó]%	[ó]%

If the final ROIC is below the minimum ROIC, no ROIC performance will be considered.
If the final ROIC is above the maximum ROIC, the maximum ROIC performance will be earned ([ó]%).
If the final [ó] average ROIC is between the minimum and target levels, between the target and BBP levels or between the BBP and maximum levels, the percentage of the performance-based payout formula earned will be determined by linear interpolation between the relevant payout percentages identified above, rounded to the nearest whole percentage point.

Metric 2: Adjacent Market Revenue
•Definition: Revenue unrelated to components for automotive light vehicle production, including, but not limited to commercial vehicles, telecom, aerospace & defense, industrial and other adjacent end markets. Revenue will be adjusted at measurement for the impact of foreign exchange, commodities, acquisitions and divestitures, as permitted by the Plan, for the performance period [ó] through [ó].
•Weight: [ó]% of the performance-based payout formula
•[ó] Adjacent Market Revenue Performance Parameters:

	Adjacent Market Revenue (in millions)	Payout %
Minimum	$[ó]	[ó]%
Target	$[ó]	[ó]%
BBP	$[ó]	[ó]%
Maximum	$[ó]	[ó]%

If the final Adjacent Market Revenue is below the minimum Adjacent Market Revenue, no Adjacent Market Revenue performance will be considered.
If the final Adjacent Market Revenue is above the maximum Adjacent Market Revenue, the maximum Adjacent Market Revenue will be earned ([ó]%).
If the final [ó] Adjacent Market Revenue performance is between the minimum and target levels, between the target and BBP levels or between the BBP and maximum levels, the percentage of the performance-based payout formula earned will be determined by linear interpolation between the relevant payout percentages identified above, rounded to the nearest whole percentage point.

Modifier: Relative Total Shareholder Return (“TSR”)
•Definition: The stock price appreciation, expressed as a percentage with one decimal point, assuming dividends are reinvested in company stock on the dividend payment date during the Performance Period. To obtain relative TSR, the Company’s TSR is compared against the TSR of the companies included in the [ó], as listed on the following page. For purposes of the TSR calculation, the beginning stock price shall be the average closing sales prices of each company’s common stock for all available trading days in [ó]; and the ending stock price shall be the average closing sales prices of each company’s common stock for all available trading days in [ó].
•Modifier: Up to +/- [ó]% adjustment
•[ó] TSR Performance Parameters

TSR as a percentile of the [ó]	TSR Modifier %
< [ó]th percentile	-[ó]%
[ó]th – [ó]th percentile	No Adjustment
> [ó]th percentile and above	+[ó]%

Fractional percentiles will be rounded using conventional rounding methods.
In determining the Company’s percentile rank, the companies included in the [ó] shall be used. If the common stock of any of these companies is not publicly traded throughout the Performance Period, such company’s results will be excluded from the calculation of the Company’s relative performance unless the company files for bankruptcy or becomes subject to a similar insolvency, in which case such company shall remain in the peer group and be assigned an ending stock price of $0.00 for purposes of the TSR calculation.

Total Earned Performance-Based RSU Shares
The total performance payout percentage and the number of Earned Performance-Based RSUs will be determined by:
(1)    Multiplying the weight of the performance factor by the calculated payout percentage:
(a)    [ó]% multiplied by the Average Return on Invested Capital (ROIC) payout percentage, and
(b)    [ó]% multiplied by the Adjacent Market Revenue payout percentage.
(2)    Adding the two weighted components and multiplying by up to +/- [ó]% if TSR modifier parameters are met, rounding to the nearest whole percentage; and
(3)    Multiplying the final combined payout percentage by the number of Performance-Based RSUs granted.

Companies to be Included in the [ó]TSR Metric

Ticker	Name